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                                                                   EXHIBIT 10.14

                                THIRD ADDENDUM TO

                         AGREEMENT TO CONTRIBUTE CAPITAL

                             AND ESCROW INSTRUCTIONS



            THIS THIRD ADDENDUM TO AGREEMENT TO CONTRIBUTE CAPITAL AND ESCROW INSTRUCTIONS (the "Third Addendum") is executed as of January 13, 1998 by and between Westwood Center, a California limited partnership (the "Partnership") and Arden Realty Limited Partnership, a Maryland limited partnership ("Contributor"), with reference to the following facts:

            A. The Partnership and Contributor previously executed an Agreement to Contribute Capital and Escrow Instructions (the "Agreement to Contribute"), an Addendum to Agreement to Contribute Capital and Escrow Instructions (the "First Addendum"), and a Second Addendum to Agreement to Contribute Capital and Escrow Instructions (the "Second Addendum").

            B. On or about December 29, 1997, Contributor delivered notice to the Partnership that it had approved of the Property and all matters and things that are subject to Contributor's right of review, inspection and approval in accordance with the provisions of Section 5(b) of the Agreement to Contribute. Contributor also requested that the Partnership grant an extension to and including February 2, 1998 within which to Close the transaction contemplated by the Agreement to Contribute.

            C. The parties desire to amend the Agreement to Contribute to extend the Closing Date and to make certain other changes thereto.

            NOW, THEREFORE, with reference to the foregoing recitals and in reliance thereon and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by the Partnership and Contributor as follows:

            1. Closing of Escrow. The first sentence of Section 3(b) of the Agreement to Contribute is amended to read as follows:

            "Escrow shall close not later than January 30, 1998, provided the Contributor's Conditions Precedent to Closing as set forth in Paragraph 8 hereof have been satisfied and the Partnership's conditions to Closing set forth in Paragraph 9 have been satisfied. Notwithstanding the foregoing, Contributor shall have

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            the right to extend the Closing to and including February 2, 1998, in which case the amount of the Capital Contribution to be contributed by Contributor to the Partnership shall be increased by the amount of the cost (including any "minimum" premium) of extending the Partnership's existing insurance policy beyond the expiration date of January 31, 1998 through the Closing."


            2. Capital Contribution. The first sentence of Section 2 of the Agreement to Contribute is amended to read as follows:

            "The amount of the capital contribution (the "Capital Contribution") to be contributed by Contributor to the Partnership for the Partnership Interest is the amount of Twenty-Eight Million Seven Hundred Forty One Thousand Three Hundred Sixty Six and 86/100 Dollars ($28,741,366.86), payable as follows:"

            3. Management of the Property. The Partnership shall continue to manage the Property in the same manner as it has subsequent to the execution of the Agreement to Contribute pursuant to its normal course of business; provided, however, that from and after the date hereof, the Partnership shall not do any of the following without the prior written approval of Contributor: (i) enter into any new leases or renew or extend any existing leases beyond the scheduled date of Closing, (ii) renew, extend or replace Service Contracts that expire prior to the Closing other than those necessary for the continued normal operation of the Property, (iii) incur any capital expenditure in excess of $25,000, or (iv) enter into any new contract or commitment to contract that extends beyond the scheduled date of Closing. No Partnership management personnel shall be required to be terminated prior to the Closing.

            4. Insurance. The Partnership shall continue to maintain its present insurance policy through the Closing; provided, however, that if Contributor elects to extend the Closing to and including February 2, 1998, the amount of the Capital Contribution to be contributed by Contributor to the Partnership shall be increased by the amount of the cost (including any "minimum" premium) of extending the Partnership's existing insurance policy beyond the current expiration date of January 31, 1998 through the Closing.

            5. Damage to or Destruction of the Property Prior to Closing.
Section 15(a) of the Agreement to Contribute is amended to read as follows:

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                  "(a) Damage to or Destruction of Property Prior to Closing;
            Risk of Loss. If prior to Closing, the Property shall sustain damage caused by fire or other casualty that is insured and that would cost Two Million Five Hundred Thousand Dollars ($2,500,000) or more to repair or if any uninsured loss or casualty occurs that would cost One Hundred Fifty Thousand Dollars ($150,000) or more to repair, either Partnership or Contributor may respectively elect to terminate this Agreement by written notice to the other within fifteen (15) days after notice of such event, or at Closing, whichever is earlier. If neither the Partnership nor Contributor so elects to terminate its obligations under this Agreement, or if the loss or casualty would cost less than Two Million Five Hundred Thousand Dollars ($2,500,000) with respect to an insured casualty and One Hundred Fifty Thousand Dollars ($150,000) with respect to an uninsured casualty to repair, the Closing shall take place as provided herein and the Partnership shall inure to the Partnership's rights to insurance proceeds with respect to any unrepaired damage (including any rental loss proceeds for periods after the Closing), loss or casualty in question with the right to use those proceeds as determined by Contributor, as the Partnership's general partner from and after the Closing. The Partnership shall retain all interest in and to the insurance proceeds that may be payable to the Partnership on account of repaired and completed damage, but the Partnership shall have no obligation of repair or replacement."

            6. Upon the execution of this Third Amendment, Contributor shall cause Escrow to immediately release the Deposit to the Partnership. The Deposit shall be nonrefundable by the Partnership to Contributor except as follows:

                  (a) If the Closing does not occur and Contributor shall be entitled to the return of the Deposit as provided in the Agreement to Contribute, then the Partnership shall immediately return the Deposit to Contributor.

                  (b) Notwithstanding the provisions of Section 6(a) of this
            Third Addendum, in the event Contributor exercises its right to terminate the Agreement to Contribute pursuant to Section 15(a) thereof, if the loss or casualty is insured, then the Partnership shall return to Contributor the Deposit less only that portion of the Deposit representing the amount of the Partnership's deductible on any insurance claim with respect to such loss or casualty (but not more than the

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            Deposit); if the loss or casualty is uninsured, then the Partnership shall return to Contributor the Deposit less only that portion of the Deposit in excess of the Partnership's cost to repair.

            7. Section 15(j) of the Agreement to Contribute is amended to read as follows:

                  "(j) 1997 and 1998 Income Tax Returns. A.S. Glikbarg and Ed N.
            Harrison shall supervise the preparation of the Partnership's 1997 federal and California income tax returns (collectively, the "1997 Tax Returns") and shall have the sole authority to approve the 1997 Tax Returns. Contributor agrees that it shall execute and file on behalf of the Partnership the 1997 Tax Returns as approved by Messrs. Glikbarg and Harrison. With respect to the Partnership's 1998 federal and California income tax returns (collectively, the "1998 Tax Returns"), at least thirty (30) days prior to the due date for such returns including any extensions, Contributor shall deliver to A.S. Glikbarg and Ed N. Harrison drafts of the Partnership's 1998 Tax Returns for their review and comment. Contributor agrees to reasonably consider and to reasonably take into account the views expressed by Glikbarg and Harrison with respect to the 1998 Tax Returns."

            8. The Agreement to Contribute, as supplemented and amended by the First Addendum, the Second Addendum, and this Third Addendum, shall remain in full force and effect in accordance with its terms.

            9. This Third Addendum may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.


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            IN WITNESS WHEREOF, the parties hereto have executed this Third
Addendum as of the day and year first hereinabove written.

      PARTNERSHIP:                  WESTWOOD CENTER
                                    a California limited partnership



                                    By: /s/ A. S. Glikbarg
                                        ----------------------------------------
                                       Name:  A.S. Glikbarg, Trustee of
                                                the A.S. Glikbarg Family Trust
                                       Title: General Partner



                                    By: /s/ Ed N. Harrison
                                        ----------------------------------------
                                       Name:  Ed N. Harrison, Trustee of
                                                the Ed N. Harrison Separate
                                                Property Trust
                                       Title: General Partner

      CONTRIBUTOR:                  ARDEN REALTY LIMITED PARTNERSHIP,
                                    a Maryland limited partnership

                                       By:   Arden Realty, Inc.,
                                               a Maryland corporation,
                                               Its General Partner



                                          By: /s/ Victor J. Coleman
                                              ----------------------------------
                                             Name:  Victor J. Coleman
                                             Title: President & CEO

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